Exhibit 99.1
Columbus Acquisition Corp.
FOR IMMEDIATE RELEASE
COLUMBUS ACQUISITION CORP. ANNOUNCES POSTPONEMENT OF SPECIAL MEETING OF
STOCKHOLDERS UNTIL MAY 15, 2009
New York, NY — May 12, 2009 — Columbus Acquisition Corp. (“Columbus”) (NYSE Amex: BUS, BUS-U, BUS-WT) today announced that it has postponed its special meeting of stockholders, which had previously been scheduled for 12:00 p.m., Eastern time, on Thursday, May 14, 2009, to 12:00 p.m., Eastern time, on Friday, May 15, 2009. At the postponed special meeting, stockholders of Columbus will be asked to vote on, among other proposals, the proposed amendments to its certificate of incorporation (the “Extension Amendment”), to extend the date by which it must complete a business combination before it is required to be liquidated and to grant conversion rights to holders of its public common stock in connection with such vote to approve the Extension Amendment. The postponed special meeting will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 38th Floor, Four Times Square, New York, NY 10036. The record date for the special meeting remains April 20, 2009.
About Columbus Acquisition Corp.
Columbus Acquisition Corp. is a blank check company organized under the laws of the State of Delaware on August 1, 2006. Columbus was formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, one or more operating businesses that it believes has significant growth potential. Columbus’ initial public offering was declared effective May 18, 2007 and was consummated on May 21, 2007, resulting in net proceeds of approximately $109.8 million through the sale of 14.375 million units at $8.00 per unit. Each unit was comprised of one share of Columbus common stock and one warrant with an exercise price of $6.00. As of March 31, 2009, Columbus held $114.7 million in a trust account maintained by an independent trustee, which will be released upon consummation of the business combination. Additional information is available at www.columbusacquisition.com.
Columbus has filed with the SEC a definitive proxy statement in connection with the proposed Extension Amendment and has mailed to Columbus stockholders the definitive proxy statement and other relevant materials. Stockholders of Columbus and other interested persons are advised to read Columbus’ definitive proxy statement in connection with the solicitation of proxies for the special meeting of Columbus stockholders to be held to approve the Extension Amendment because these statements contain important information about Columbus and the proposed Extension Amendment. The definitive proxy statement was mailed to stockholders of record as of April 20, 2009. Stockholders are also be able to obtain a copy of the definitive proxy statement, without charge, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, NY 10022.
Columbus and its directors and officers may be deemed participants in the solicitation of proxies from Columbus stockholders. A list of the names of those directors and officers and descriptions of their interests in Columbus is contained in Columbus’ definitive proxy statement which was filed with the SEC as of April 29, 2009. Columbus’ stockholders may obtain additional information about the interests of its directors and officers in the proposed Extension Amendment by reading Columbus’ definitive proxy statement.
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CONTACT:	-OR-	INVESTOR RELATIONS:
Columbus Acquisition Corp.		The Equity Group Inc.
Michael W. Ernestus		Devin Sullivan
President		Senior Vice President
(212) 408-0569		(212) 836-9608 / dsullivan@equityny.com
info@columbusacquisition.com		Melissa Dixon
Senior Account Executive
(212) 836-9613 / mdixon@equityny.com